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               KPMG PEAT MARWICK THORNE                                 EX 23.3


                            Chartered Accountants

                      Suite:  1400, 130 Dufferin Avenue
                                P.O. Box 2305
                           London, Ontario  N6A sF3
                           Telephone (518) 672-4890






CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Terra Industries Inc. of our report dated May 17, 1993 on our audits of the financial statements of ICI Nitrogen Products a business unit of ICI Canada Inc. as of December 31, 1992 and 1991, and for each of the two years in the period ended December 31, 1992, which report is included in Terra Industries Inc. Amendent No. 1 to Form 8-K, dated June 9, 1993.



/s/ KPMG Peat Marwick Thorne
Chartered Accountants

London, Canada
March 7, 1994